Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

TravelCenters of America

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 6, 2014, with respect to the consolidated financial statements of TravelCenters of America LLC included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-200462) and related Prospectus of TravelCenters of America for the registration of its debt securities.

/s/ Ernst & Young LLP

Boston, Massachusetts.
December 9, 2014